Exhibit 99.1

Peak International to Delay Filing of Form 10-Q

Newark, California, February 14, 2005. Peak International Limited (NASDAQ: PEAK) today announced that the Company is delaying the filing of its Form 10-Q for its third fiscal quarter ended December 31, 2004, which is due today, February 14, 2005, and filed a Form 12b-25 with the Securities and Exchange Commission explaining the delay. The Company plans to file its Form 10-Q as soon as practicable but does not currently expect that it will be filed on or before the 5th day following the required filing date as prescribed in Rule 12b-25.

As previously disclosed, the Company has been performing an internal review of the payroll practices at the registrant’s factory operated in China. The Company discovered variances in the computation and withholding of both taxes and social insurance contributions in the Company’s factory. As a result of its recent review of these practices, the Company may be obligated to pay approximately $1.5 million to $1.8 million for unpaid social insurance payments, back employment taxes for factory workers and interest on such amounts. Management of the Company and the Company’s audit committee are reviewing the impact on and potential accounting treatment of these potential liabilities with the registrant’s independent public auditors. In addition, the Company’s independent public auditors are located in Hong Kong and have been on leave for the Lunar New Year holiday, which has slowed the Company’s ability to determine the appropriate accounting treatment of these potential liabilities. As a result, the Company was not be able to file its Form 10-Q for the quarter ended December 31, 2004 by the prescribed due date.

About Peak International Limited (NASDAQ: PEAK)

Peak International Limited is a leading low cost supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 2,300 people worldwide, directly and through its operating partner in Shenzhen, the PRC. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays operating worldwide under its SemiCycle trade name.

Safe Harbor Statement

Except for historical information contained herein, the statements in this press release regarding the Company’s ability to file its Form 10-Q for the fiscal year ended December 31, 2005 are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These and other forward looking statements are not guarantees of future results and are subject to risks and uncertainties, including among others, the difficulties related to working in the PRC, including regional government and processing partner relations, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q filed on November 15, 2004. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.